Exhibit 10.20

PHOTOGEN TECHNOLOGIES, INC.

6175 Lusk Boulevard
San Diego, CA  92101

[date]

[name of director]

[address]

Re:                               Director Compensation

Dear [name of director]:

In consideration of your services as a non-employee member of the board of directors of Photogen Technologies, Inc. (the “Company”) you are entitled to receive the compensation set forth in this letter agreement effective as of [                              ] (the “Effective Date”).

Cash

•                  an annual fee of $20,000, which shall be payable quarterly;

•                  an additional fee of $3,000 if you are a member of the Company’s compensation committee, payable annually upon your appointment to such committee; and

•                  an additional fee of $5,000 if you are a member of the Company’s audit committee, payable annually upon your appointment to such committee.

Options

•                  a bi-annual non-qualified option grant to acquire 60,000 shares of the Company’s common stock to be issued pursuant and subject to the terms of the Photogen Technologies, Inc. 2000 Long Term Incentive Compensation Plan (the “Plan”), a copy of which has been provided to you

•                  The option vests 7,500 shares quarterly for eight quarters commencing at the Effective Date.

•                  The option must be exercised on or prior to the tenth anniversary of this grant unless such right expires and terminates sooner in accordance with this Letter Agreement or the Plan.

•                  The per share exercise price is [$2.20/$1.30].

•                  The option shall be exercised by written notice directed to the Company at its principal office, specifying the number of shares to be acquired upon such exercise and indicating that the exercise is being paid for (i) in cash or (ii) if applicable, by a commitment by a broker-dealer to pay to the Company that portion of any sale proceeds receivable by you upon the exercise of the option and sale of underlying shares.

•                  The option and all rights related thereto are non-assignable and non-transferable other than by will or the laws of descent and distribution and shall be exercisable during your lifetime only by you or your guardian or legal representative.

•                  The option has the anti-dilution protection approved by the Board of Directors.

Reimbursement

Each director shall be reimbursed for the reasonable expenses he incurs in connection with the exercise of his duties as a director of the Company.

Insurance

The Company shall maintain directors and officers insurance coverage at the same or greater levels as currently in place.

Indemnification Agreement

The Company has (or shall) deliver an executed indemnification agreement to you providing you with the same indemnification terms as provided to each other director.

Your receipt of the compensation set forth in this letter agreement is contingent upon the following:

•                  your attending at least two board meetings each year in person;

•                  your being available for meetings by teleconference;

•                  your being available for other necessary telephone calls;

•                  your being available to serve on the audit, compensation and other committees to the extent that you are qualified and the Company requires;

•                  your commitment to serve on the Company’s board of directors for two years, if nominated and elected; and

•                  your execution and delivery of a confidentiality agreement in the form proposed by the Company.

Please consult with your tax advisor regarding possible tax considerations relating to the grant and exercise of any options awarded to you.  This Letter Agreement shall not constitute or be evidence of any agreement or understanding, express or implied, that you have a right to continue as a member of the Company’s Board of Directors for any period of time.

Please acknowledge your acceptance of the terms of this letter agreement by signing below.

Sincerely,

Taffy J. Williams, Ph.D.
President and Chief Executive Officer

Agreed and acknowledged on this         day of                                  ,              .

[name of director]